UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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TASER International, Inc.

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TASER INTERNATIONAL, INC.
17800 North 85th Street
Scottsdale, Arizona 85255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 26, 2011

To Our Stockholders:

The 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of TASER International, Inc. (the “Company”) will be held at 10:00 a.m. (local time) on Thursday, May 26, 2011 at the Company’s headquarters located at 17800 North 85th Street, Scottsdale, Arizona 85255 for the following purposes:

1.	Electing three Class B directors of the Company for a term of three years, and until their successors are elected and qualified;

2.	Approving, on a non-binding advisory basis, a resolution approving the compensation of the Company’s executive officers;

3.	Recommending, on a non-binding advisory basis, the frequency of future stockholder votes on the compensation of the Company’s executive officers;

4.	Ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2011; and

5.	Transacting such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Only holders of the Company’s Common Stock at the close of business on March 30, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Stockholders may vote in person or by proxy. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders at the time and place of the Annual Meeting and during ordinary business hours, for a period of 10 days prior to the Annual Meeting, at the principal executive offices of the Company at the address listed above.

By Order of the Board of Directors,

/s/  DOUGLAS E. KLINT

Douglas E. Klint
Corporate Secretary

Scottsdale, Arizona
April 15, 2011

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE ON THE INTERNET, BY TELEPHONE, OR MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

TASER INTERNATIONAL, INC.
17800 North 85th Street
Scottsdale, Arizona 85255

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our Annual Meeting of Stockholders, which will take place at 10:00 a.m. local time on Thursday, May 26, 2011 at the Company’s principal executive offices located at 17800 North 85th Street, Scottsdale, Arizona 85255. This Proxy Statement describes matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision. This proxy statement is first being sent to stockholders on or about April 15, 2011.

What is included in these materials?

These materials include:

-	This Proxy Statement for the Annual Meeting; and

-	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”).

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to selected stockholders by providing access to these documents over the Internet. Accordingly, on April 15, 2011, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners. Stockholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials by calling the toll-free number found in the Notice. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us to send our future proxy materials to you electronically by email. Copies of the proxy materials are also available for viewing at the Investor Relations page of the Company’s website at www.taser.com.

What proposals will be voted on at the Annual Meeting and how does the Board of Directors recommend I vote?

Stockholders will vote on the following items at the Annual Meeting:

Board
	Proposal No.	Recommendation
ONE.	The election to the Board of the three Class B director nominees named in this Proxy Statement	FOR (all nominees)

TWO.	Advisory vote on the compensation of our named executive officers (“say on pay”)	FOR

THREE.	Advisory vote on the frequency of future “say on pay” advisory votes	THREE YEARS

FOUR.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2011	FOR

Stockholders will also vote on the transaction of any other business as may properly come before Annual Meeting or any continuation, postponement or adjournment thereof. To the maximum extent allowed by the SEC’s proxy rules, the proxy holders will vote your shares in such other matters as they determine in their discretion.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 17800 North 85th Street Scottsdale, Arizona 85255. The Company’s main telephone number is (800) 978-2737.

Who may vote at the Annual Meeting?

As of March 30, 2011 (the “Record Date”), there were 62,625,936 shares of the Company’s Common Stock outstanding and entitled to one vote each at the Annual Meeting. The presence in person or by proxy of persons holding a majority of these shares, or 31,312,969 shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice or printed materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will also receive a printed proxy card.

Beneficial Owner of Shares Held in Street Name.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or the printed proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a printed vote instruction form.

If I am a stockholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. Bring your printed proxy card if you received one by mail. Otherwise, the Company will give stockholders of record a ballot at the Annual Meeting.

Via the Internet. If you received a Notice, you may vote via the Internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.

By Telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the proxy card.

By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

Your bank or broker will send you instructions on how to vote. There are four ways to vote:

In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

Via the Internet. If you received a Notice, you may vote via the Internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.

By Telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the vote instruction form.

By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the vote instruction form and returning it in the envelope provided.

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

Under Delaware law and the Company’s Bylaws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast at a meeting constitutes a quorum. Abstentions and broker non-votes will all be counted as present to determine whether a quorum has been established. Once a share of the Company’s Common Stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments or postponements. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Proposal No. 4 (ratification of the appointment of the independent registered public accountants) is considered “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.

Proposals No. 1, 2 and 3 (election of directors; advisory vote on the compensation of our named executive officers; and advisory vote on the frequency of future say-on-pay votes) are considered non-routine. A broker or other nominee cannot vote without specific instructions from the beneficial owner on non-routine matters, and therefore we anticipate there will be broker non-votes in connection with Proposals No. 1, 2 and 3.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 17800 North 85th Street, Scottsdale, Arizona 85255, a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements; to allow for the tabulation and certification of votes; and to facilitate a successful proxy solicitation.

What is the voting requirement to approve each of the proposals?

Election of Directors. For Proposal No. 1, under our Bylaws, assuming the existence of a quorum at the Annual Meeting, each of the nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the director nominees with the most votes will be elected. Shares that are marked “withhold authority” will be counted toward a quorum, but will not affect the outcome of the vote on the election of such director.

Advisory vote on the compensation of our named executive officers (“say on pay”). For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, under our By-laws, the votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.

Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation. Proposal No. 3 is being submitted to enable shareholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years, or every three years. The selection that receives a plurality of votes will be considered the preference of stockholders. Abstentions and broker non-votes will have no impact on this proposal.

Ratification of Independent Registered Public Accountants. For Proposal No. 4, assuming the existence of a quorum at the Annual Meeting, ratification of the appointment of the independent registered public accountants will be approved if a majority of common stock present in person or by proxy at the Annual Meeting vote in favor of ratification. Broker non-votes will have no impact on this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.

Who will serve as the inspector of election?

Holly Gibeaut, a member of the Company’s litigation counsel will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

The Company expects that the final voting results will be tallied by the inspector of election and, within four business days after the Annual Meeting, the Company will report the results on Form 8-K with the SEC.

Who is paying for the cost of this proxy solicitation?

The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. In addition to solicitation by mail, proxies may be solicited personally by the Company’s officers, employees and the Company’s proxy solicitation firm, or by telephone, facsimile or electronic transmission or express mail. This Proxy Statement is first being mailed to stockholders on or about April 15, 2011.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors is elected by and accountable to the stockholders. The Board of Directors is comprised of nine directors. The directors are divided into three classes comprised as follows: three directors each in Class A, B and C. One class is elected each year for a three-year term and until their successors are elected and qualified. The three director nominees in Class B, who would serve a regular three-year term until the annual meeting of stockholders in 2014, or until their respective successors are elected and qualified, are: Patrick W. Smith, Mark W. Kroll and Judy Martz. As discussed above, the three nominees for director receiving the highest number of votes will be elected to the Board of Directors.

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below.

If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the Board of Directors to fill such vacancy. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

The Board of Directors recommends a vote FOR the election of Patrick W. Smith, Mark W. Kroll and Judy Martz.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

				Expiration of
Name	Age	Positions	Since	Term

Nominees for Election
Class B (for three-year term)
Patrick W. Smith	40	Chief Executive Officer and Director	1993	2011
Mark W. Kroll	59	Director	2003	2011
Judy Martz	67	Director	2005	2011

Directors Continuing in Office

Class C
Thomas P. Smith	43	Chairman of the Board of Directors	1993	2012
Matthew R. McBrady	40	Director	2001	2012
Richard H. Carmona	61	Director	2007	2012
Class A
John S. Caldwell	66	Director	2006	2013
Michael Garnreiter	59	Director	2006	2013
Hadi Partovi	39	Director	2010	2013

Directors

Nominees for Election at the Annual Meeting

Patrick W. Smith. Mr. Smith has served as Chief Executive Officer and as a director of the Company since 1993. He is also co-founder of the Company. After graduating from Harvard cum laude in just three years (class of 1991), Mr. Smith entered directly into the Master of Business Administration Program at the University of Chicago, the youngest person accepted into his class that year. In two years, he completed both a master’s degree in international finance from the University of Leuven in Leuven, Belgium, and an M.B.A. with honors at the University of Chicago (normally a two-year program in itself), graduating in the top 5% of his class. After completing graduate school in the summer of 1993, he co-founded TASER International with his brother, Thomas P. Smith, on September 7, 1993.

Mark W. Kroll Ph.D. Dr. Kroll retired from St. Jude Medical Inc. in July 2005, where he held various executive level positions since 1995, most recently as Senior Vice President and Chief Technology Officer, Cardiac Rhythm Management Division. Dr. Kroll holds a B.S. degree in Mathematics and a M.S. degree and a Ph.D. degree in Electrical Engineering from the University of Minnesota and a M.B.A. degree from the University of St. Thomas. Dr. Kroll is also a director of Haemonetics Corporation and NewCardio, Inc.

Judy Martz. Ms. Martz has served as a director of the Company since April 2005. From January 2001 through January 2004, Ms. Martz was Governor of the State of Montana and was Lieutenant Governor of the State of Montana from January 1996 through January 2000. From 1989 through 1995 Ms. Martz served as state representative for U.S. Senator Conrad Burns.

Incumbent Directors Whose Terms of Office Continue After the Annual Meeting

Thomas P. Smith. Mr. Smith has served as Chairman of the Board of Directors since October 2006 and was President of the Company from April 1994 through October 2006. He is a co-founder of the Company. Mr. Smith holds a B.S. degree in Ecology and Evolutionary Biology from the University of Arizona and a M.B.A. degree from Northern Arizona University. Mr. Smith was previously a director of Lightwave Logic, Inc.

Matthew R. McBrady Ph.D. From August 1998 through January 2000, Dr. McBrady served as an international economist with President Clinton’s Council of Economic Advisers and the United States Treasury Department. Dr. McBrady subsequently served as a professor of finance at the Wharton School of Business at the University of Pennsylvania from (from September 2002 through May 2003) and at the Darden Graduate School of Business Administration at the University of Virginia (from May 2003 through December 2006). Dr. McBrady then worked as an investment professional with the North American Private Equity group at Bain Capital, LLC (from January 2007 through January 2011) prior to joining Silver Creek Capital Management, LLC as Managing Director of Strategic Investments in January 2011. Dr. McBrady holds a B.A. degree in Economics from Harvard University, a M.S. degree in International Economics from Oxford University (UK), and a Masters and Ph.D. degree in Business Economics from Harvard University.

Vice Admiral (Ret) Richard H. Carmona M.D., M.P.H., F.A.C.S. Dr. Carmona was sworn in as the 17th Surgeon General of the United States on August 5, 2002 and held that position through July 30, 2006. Prior to being named United States Surgeon General, Dr. Carmona was the chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health and family and community medicine at the University of Arizona, and the Pima County Sheriff’s Department surgeon and deputy sheriff. He is currently employed as Vice Chairman of Canyon Ranch and CEO of Canyon Ranch Health in Tucson, Arizona and has held that position since October 1, 2006. Dr. Carmona attended Bronx Community College, of the City University of New York, where he earned his associate of arts degree. Dr. Carmona holds a B.S. degree and medical degree from the University of California, San Francisco. He has also earned a Masters Degree of public health from the University of Arizona. Dr. Carmona is a director of The Clorox Company.

Lt. General (USA, Retired) John S. Caldwell. General Caldwell is currently employed as a consultant affiliated with The Spectrum Group, Wesley K. Clark Associates, and ASI Consulting Group. He previously was employed as Executive Vice President, Defense Solutions, Perot Systems Government Service until June 2008. General Caldwell was Senior Vice President, Defense Information Technology Solutions, QSS Group, Inc. from July 2004 through February 2008 at which time QSS Group Inc. was merged into Perot Systems Government Services. He is also employed as an Executive Advisor for PTC Corporation. From November 2001 through January 2004, General Caldwell was a Lieutenant General in the United States Army and Military Deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. General Caldwell holds a B.S. degree from the U.S. Military Academy at West Point, New York and a M.S. degree in mechanical engineering from the Georgia Institute of Technology. General Caldwell is a director of Puradyn Filter Technologies and serves on several other corporate advisory boards.

Michael Garnreiter. Mr. Garnreiter has served as a director of the Company since June 2006 and is currently a consultant for Fenix Financial Forensics, a Phoenix Arizona based consulting organization. Mr. Garnreiter also is managing member of Rising Sun Restaurant Group, L.L.C., a private restaurant operating company and has held that position since August 2006. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group. Mr. Garnreiter previously served as a partner of the international accounting firm of Arthur Andersen from 1974 through March 2002. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant. Mr. Garnreiter is a director of Knight Transportation, Inc., Amtech Systems, Inc. and IA Global.

Hadi Partovi. Mr. Partovi has served as a director of the Company since June 2010 and is currently an advisor to Facebook, Dropbox, Bluekai, LinkExchange, and XL2Web (Google Spreadsheets). From 2009 through 2010, Mr. Partovi was Senior Vice President Technology for My Space (via acquisition) and from 2006 through 2009 he was President and Co-Founder of ILIKE, Inc. which was acquired by My Space in 2009. From 2002 through 2005, Mr. Partovi was General Manager, Microsoft MSN Entertainment and MSN.com and from 1999 through 2001, he was Co-Founder and VP of Product and Professional Services

for TELLME Networks, Inc. From 1994 through 1999, he was Program Manager, Microsoft Internet Explorer. Mr. Partovi is on the board of directors of iLike, Tellme Networks, and Edusoft and holds B.A. and M.S. degrees in Computer Science, summa cum laude, from Harvard University.

Executive Officers

See above biographical information for Patrick W. Smith and Thomas P. Smith, who are also executive officers of the Company.

Douglas E. Klint (60). Mr. Klint serves as our President and General Counsel. Mr. Klint joined the Company in December 2002 as Vice President, General Counsel and held that position through February 2010 at which time he was promoted to President and General Counsel. Mr. Klint previously served as Vice President and General Counsel of Zycad Corporation, a publicly traded high technology company located in St. Paul, MN and Menlo Park, CA from 1984 to 1998, and Vice President and General Counsel of Aspec Technology, a publicly traded semi conductor IP company located in Sunnyvale, CA, from 1998 to 1999 at which time he was promoted to President and CEO and continued in that role through 2001. Mr. Klint has a Bachelor of Arts Degree in Economics and Business Administration from Gustavus Adolphus College, and a Juris Doctor Degree from William Mitchell College of Law, cum laude. He is admitted to the Minnesota State Bar and the Arizona State Bar.

Daniel M. Behrendt (46). Mr. Behrendt serves as our Chief Financial Officer. Mr. Behrendt joined the Company in May 2004 from Imperial Home Décor, after serving in a number of financial management positions for the Imperial Home Décor Group, including Director of Financial Planning and Analysis, Vice President and Corporate Controller and finally Senior Vice President and Chief Financial Officer. From 1995 to 1998, he served as the Manager of Business Planning and Analysis for Teledyne Fluid Systems, a division of Allegheny Teledyne. From 1991 to 1995, he served as Manager, Business Planning and Analysis for PCC Airfoils, Inc. From 1988 to 1991, Mr. Behrendt was a Financial Analyst for the Power Generation Group of Babcock and Wilcox, and from 1986 to 1988, he worked as an auditor for Arthur Andersen & Co. in their Cleveland, Ohio office. Mr. Behrendt holds a B.S. degree in Accounting, cum laude, from Mount Union College, a Masters of Business Administration degree from The Weatherhead School of Management at Case Western Reserve University and is a Certified Public Accountant.

Each officer serves at the discretion of our Board of Directors. No officer is subject to an agreement that requires the officer to serve the Company for a specified number of years although we have entered into employment-related agreements with each of our officers. These agreements require notice of termination by the Company in certain situations that are described in further detail in this proxy statement under the heading “Executive Compensation – Employment Agreements and Other Arrangements.”

Board Leadership Structure

Thomas P. Smith, our co-founder, serves as our Chairman of the Board. Thomas Smith’s brother, Patrick W. Smith, also a co-founder of the Company, serves as our Chief Executive officer. We believe that the Smiths are highly qualified to serve in our Chairman and Chief Executive Officer roles as they founded the Company and have been actively involved in our operations and direction since our formation. In addition, the Board believes that this is the best leadership structure for our Board. Moreover, the Smiths are the Company’s largest non-institutional stockholders. During 2010, John S. Caldwell served as the Board’s lead independent director. His extensive military experience was a solid foundation for this role, where he managed executive sessions and provided guidance for the Board’s direction. In 2011, the position of lead independent director was rotated to Judy Martz, who brings her experience as Governor of the State of Montana to give guidance for Board direction.

Family Relationships

Thomas P. Smith and Patrick W. Smith are brothers. No other family relationships exist among the Company’s directors and executive officers.

Meetings of the Board of Directors

During the year ended December 31, 2010, the Board of Directors held 8 meetings. During 2010, each director attended at least 75% of all Board and applicable committee meetings.

Committees of the Board of Directors

The Board of Directors maintains a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Litigation Committee.

The following table summarizes the current membership of our standing Board committees, and identifies the chair of each committee and the number of committee meetings held in fiscal 2010:

Nominating and
Corporate
	Audit		Compensation		Governance		Litigation
	Committee		Committee		Committee		Committee
Number of Meetings	6		2		1		—
Director
Judy Martz	X		X		X		X	*
John S. Caldwell	X		X
Hadi Partovi			X
Michael Garnreiter	X	*	X		X		X
Richard Carmona	X				X	*	X
Matthew R. McBrady	X		X	*	X		X
Mark Kroll							X

          X = Member
          * = Chair

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 exercises sole authority with respect to the selection of the Company’s independent registered public accounting firm and the terms of their engagement; reviews the policies and procedures of the Company and management with respect to maintaining the Company’s books and records; reviews with the independent registered public accounting firm, upon the completion of their audit, the results of the auditing engagement and any other recommendations the independent registered public accounting firm may have with respect to the Company’s financial, accounting or auditing systems; and reviews with the independent registered public accounting firm, upon the completion of their quarterly review of the Company’s financial statements, the results of the quarterly review and any other recommendations the independent registered public accounting firm may have in connection with their review. The Report of the Audit Committee for the year ended December 31, 2010 is included in this Proxy Statement.

The Compensation Committee determines salaries, stock option and bonus awards and considers employment agreements for appointed officers of the Company, and prepares reports on these matters; considers, reviews and grants options under the Company’s compensation plans and administers such plans; and considers matters of director compensation, benefits and other forms of remuneration. The Compensation Committee Report for the year ended December 31, 2010 is included in this Proxy Statement. See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee.

The Nominating and Corporate Governance Committee is charged with identifying qualified candidates for nomination for election to the Board of Directors and nominating such candidates for election; and reviewing and making recommendations to the Board of Directors concerning the composition and size of the Board and its committees. The Nominating Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Stockholder Proposals.” While the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Committee strives to achieve a well rounded balance of varying skill sets and backgrounds in the composition of the Board. When considering a potential director candidate, the Nominating and Corporate Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of business, engineering, medical, or law enforcement acumen. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Company has not historically paid third parties to identify or assist in identifying or evaluating potential nominees.

The Litigation Committee was established in July 2006 for the purpose of reviewing, approving and ensuring that any settlement of pending litigation against the Company or its officers and directors is fair, reasonable and in the best interests of the Company’s stockholders. No member of the Litigation Committee was a named party in any pending litigation involving the Company.

The Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee have each adopted charters that govern their respective authority, responsibilities and operation. The charters of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are available on our Web site at www.taser.com.

Skills and Qualifications of the Members of the Board of Directors

Each Company Board member was selected in accordance with the process for the selection and nomination of directors described above. Accordingly, the Board believes that each of the Company’s Board members brings to TASER a myriad of skills, education, experiences and qualifications that can be combined to benefit the Company and its stockholders. Set forth below is a description of the key skills, experiences and/or qualifications for each member of the Board.

•	Patrick W. Smith and Thomas P. Smith. The Board believes that Patrick and Thomas Smith’s experience as co-founders of the Company gives them a unique perspective on the Company’s strategic direction and operations. The Board also believes that Patrick and Thomas Smith provide a valuable link between management and the Board of Directors, enabling the Board to perform its oversight function with the benefit of management’s perspective on the business.

•	John S. Caldwell. The Board believes that Mr. Caldwell’s experience as a Lieutenant General in the U.S Army and Military Deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology, brings to TASER extensive knowledge and insight in federal and military related matters. Mr. Caldwell’s executive positions with several defense contract and government service companies have provided him with invaluable management and leadership experience which he brings to the Company.

•	Richard H. Carmona. The Board believes that Dr. Carmona’s experience as the former Surgeon General of the United States as well as his far reaching experiences in the emergency medical system, public health and family medicine as well as serving as a law enforcement officer, offers the Company a valuable perspective on matters relating to health, safety and medicine. In addition, Dr. Carmona serves on the Board of Directors of The Clorox Company, which the Board believes brings valuable insight about corporate governance matters relating to public companies.

•	Michael Garnreiter. The Board believes that Mr. Garnreiter, a CPA and former partner with Arthur Andersen, brings to the Board valuable skills and insight relating to financial and accounting matters.

•	Mark W. Kroll. The Board believes that Dr. Kroll provides the board with valuable insight from his expertise in both electrical and biomedical engineering and cardiac medicine. Dr. Kroll is the named inventor on over 300 U.S. patents as well as numerous international patents and is a prolific inventor of medical devices. Mr. Kroll has served in various leadership positions at St. Jude Medical Inc. and is a director of two other public companies, all of which the Board believes benefit the Company and its Board of Directors.

•	Judy Martz. As a former Governor of the State of Montana, Ms. Martz brings a wealth of political insight and leadership to the Board of Directors, particularly with respect to matters relating to federal and governmental contracting.

•	Matthew R. McBrady. The Board believes that Dr. McBrady possesses an exceptional background in finance and economics, evidenced by his service as a member of the staff of President Clinton’s Council of Economic Advisers and a variety of teaching positions including Harvard Business School, the Wharton School of Business at the University of Pennsylvania and the Darden Graduate School of Business Administration at the University of Virginia.

•	Hadi Partovi. The Board believes that Mr. Partovi brings to the Board an in-depth knowledge and expertise related to software and internet related business development.

Audit Committee Financial Experts

The Board of Directors has determined that Messrs. McBrady and Garnreiter, independent directors of the Company, are both audit committee financial experts within the meaning of that term under applicable rules promulgated by the SEC. Information about the past business and educational experience of Messrs. McBrady and Garnreiter is included in this Proxy Statement under the heading “Proposal One: Election of Directors – Directors”. The Board has also determined that each current member of the Audit Committee is financially literate under the current listing standards of NASDAQ.

Director Independence

As of the date of this Proxy Statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current Board is independent as that term is defined by NASDAQ listing standards and that all of the members of our Board committees also meet any additional specific independence standards applicable to any committee on which such director serves, including the more stringent Audit Committee independence criteria. The following directors are currently deemed independent by the Board: John S. Caldwell, Michael Garnreiter, Judy Martz, Matthew R. McBrady, Richard H. Carmona and Hadi Partovi. Patrick W. Smith and Thomas P. Smith are not independent because they are executive officers of the Company and Mark Kroll is not independent because he provides consulting services to the Company (see “Certain Relationships and Related Transactions – Consulting Services”). Bruce Culver retired from the Board on April 4, 2010 and was determined to be independent up until that time.

Each of these directors is also a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and all are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and related Treasury Regulations.

Stockholder Communications with Directors

Stockholders may communicate with members of the Board of Directors by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at 17800 North

85th Street, Scottsdale, Arizona 85255. All stockholder communications will be forwarded to each individual member of the Board.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged by the Company to attend each annual meeting of stockholders if their schedules permit. Six of our directors attended the 2010 Annual Meeting of stockholders and a majority of the directors are expected to be in attendance at the 2011 Annual Meeting.

Code of Ethics

The Company has adopted a Code of Ethics which is applicable to all employees, directors and consultants of the Company. A copy of the Company’s Code of Ethics is published and available on the Company’s internet website at www.taser.com. The Company intends to disclose any future amendments or waivers to the Code of Ethics on the Company’s website within four business days following the date of such amendment or waiver, unless otherwise required by NASDAQ rules to disclose such event on Form 8-K.

Board of Directors Role in Risk Oversight

The Company’s risk management process is intended to ensure that risks are taken knowingly and purposefully. As such, the Company’s executive management keeps the Board of Directors apprised by presenting results of the process to identify, assess, prioritize and address strategic, financial, operating, business, compliance, safety, reputational and other risks to the Company. Executive management meets with the Board of Directors on a quarterly basis to address high priority risks, and on an as-needed basis to evaluate and monitor emerging risks.

COMPENSATION OF DIRECTORS

Members of the Board of Directors who are officers of the Company are not separately compensated for serving on the Board of Directors. Directors who are not officers of the Company are paid $7,500 per quarter and are eligible to receive grants of options to acquire common stock under the 2004 Outside Directors Stock Option Plan. The chair of the Audit Committee receives an additional $2,500 per quarter, and the chair of the Compensation Committee receives an additional $1,250 per quarter. During 2010, the Lead Independent Director received an additional $8,000 per month. Board members that provide any special Board advisory consultations in their official capacity as a Board member (other than Board and committee meetings) are paid compensation at the rate of $2,500 per day or $1,250 per half day, with no pay for travel days. Beginning in 2011, the Lead Independent Director will also be paid on this per diem basis, replacing the $8,000 per month fee. All directors are reimbursed for reasonable expenses incurred in connection with their attendance at meetings.

Pursuant to the 2004 Outside Directors Stock Option Plan, new directors receive an initial grant of stock options equal to $150,000 in face value of the Company’s common stock underlying the stock options. Subsequent annual options grants are equal to $100,000 in face value of the Company’s common stock underlying the stock options. The strike price of these grants is equal to the closing price reported by NASDAQ on the day before the grant date. Annual option awards are typically granted on the date of the Company’s Annual Stockholders Meeting.

2010 DIRECTOR COMPENSATION

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2010.

			All Other
	Fees Earned or	Option Awards (2)	Compensation (3)
Name (1)	Paid in Cash ($)	($)	($)	Total ($)

Matthew R. McBrady	40,000	51,980	-	91,980
Judy Martz	35,000	51,980	-	86,980
Mark W. Kroll	30,000	51,980	160,000	241,980
Michael Garnreiter	30,000	51,980	-	81,980
John S. Caldwell	126,000	51,980	-	177,980
Richard H. Carmona	30,000	51,980	-	81,980
Hadi Partovi	15,000	74,206	15,000	104,206
Bruce Culver (4)	15,000	-	-	15,000

(1)	Thomas P. Smith, our Chairman of the Board, and Patrick W. Smith, our Chief Executive Officer, are not included in this table as they are employees of the Company and thus receive no compensation for their services as a director or Chairman and their compensation received as employees of the Company is reflected in the Summary Compensation Table.

(2)	Reflects the aggregate grant date fair value for awards granted in the fiscal year ended December 31, 2010. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of this amount for the fiscal year ended December 31, 2010 are included in footnote 1q to our financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC.

The following table shows option awards granted in 2010 and the grant date fair value of options granted in 2010 as well as the aggregate number of outstanding option awards for the Company’s independent directors as of December 31, 2010.

	2010 Option Awards
			Grant Date Fair	Aggregate
Name	Options Granted	Grant Date	Value ($)	Options Outstanding

Matthew R. McBrady	23,041	5/27/2010	51,980	231,202
Judy Martz	23,041	5/27/2010	51,980	128,868
Mark W. Kroll	23,041	5/27/2010	51,980	179,534
Michael Garnreiter	23,041	5/27/2010	51,980	83,998
John S. Caldwell	23,041	5/27/2010	51,980	83,801
Richard H. Carmona	23,041	5/27/2010	51,980	84,098
Hadi Partovi	36,145	6/21/2010	74,206	36,145

(3)	Other compensation for Mr. Kroll represents fees for consultancy services provided. See “Certain Relationships and Related Transactions – Consulting Services” below. Other compensation for Mr. Partovi includes a per diem fee for additional Board services provided relating to the Company’s technology infrastructure development.

(4)	Mr. Culver retired from the Board on April 4, 2010 and did not receive a 2010 option award.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company does not maintain a written related transaction policy. It is the Company’s policy, however, that all related party transactions will be reviewed by its Board of Directors and the Audit Committee. The Company’s policies are evidenced by the respective meeting minutes that document such reviews. Further, it is the policy of the Board of Directors that all proposed transactions by the Company with its directors, officers, five-percent stockholders and their affiliates be entered into or approved only if such transactions are on terms no less favorable to the Company than it could obtain from unaffiliated parties, are reasonably expected to benefit the Company and are approved by the Audit Committee. The Audit Committee is authorized to consult with independent legal counsel at the Company’s expense in determining whether to approve any such transaction.

Aircraft Charter

The Company reimburses Thomas P. Smith, Chairman of the Company’s Board of Directors, and Patrick W. Smith, Chief Executive Officer, for business use of their personal aircraft. For the year ended December 31, 2010, the Company incurred expenses of approximately $162,000 and $0, respectively, to Thomas P. Smith and Patrick W. Smith. At December 31, 2010, the Company had no outstanding payables to Thomas P. Smith or Patrick W. Smith. Management believes that the rates charged by Thomas P. Smith and Patrick W. Smith are equal to or below commercial rates the Company would pay to charter similar aircraft from independent charter companies.

TASER Foundation

In November 2004, the Company established the TASER Foundation. The TASER Foundation is an Internal Revenue Code Section 501(c)(3) non-profit corporation and has been granted tax exempt status by the IRS. The TASER Foundation’s mission is to honor the service and sacrifice of local and federal law enforcement officers in the United States and Canada lost in the line of duty by providing financial support to their families. Over half of the initial $1 million endowment was contributed directly by the Company’s employees. The Company bears all administrative costs of the TASER Foundation in order to ensure 100% of all donations are distributed to the families of fallen officers. For the year ended December 31, 2010, the Company incurred approximately $95,000 in such administrative costs. For the year ended December 31, 2010 the Company did not contribute to the TASER Foundation.

Consulting Services

The Company engages Mark Kroll, a member of the Board of Directors, to provide consulting services. The expenses related to these services for the year ended December 31, 2010 were approximately $160,000. At December 31, 2010 the Company had accrued liabilities of approximately $20,000 related to these services.

Settlement Agreement

On May 15, 2009, Bruce and Donna Culver, husband and wife (the “Culvers”), and the Company, entered into a settlement and release agreement (the “Agreement”), the background and material terms of which are described below. Mr. Culver served as a director of the Company since January 1994 until his retirement on April 9, 2010.

In July 2000, the Culvers provided a loan to the Company in exchange for a promissory note and warrants to purchase 136,364 shares of the Company’s common stock for $0.55 per share. In October 2004, the Culvers exercised the warrants, and the Company issued them a Form 1099, which included the in-the-money value of the warrants as stock compensation based upon the advice of the Company’s then-current outside tax advisors. In 2007, the Culvers informed the Company that their personal tax advisors had determined that the 2004 Form 1099 was not the proper tax treatment for the transaction, and that the value of the warrants should not have been included as compensation because the warrants were issued in connection with the loan rather than services. The Company responded by issuing an amended Form 1099 excluding the value of the warrants, and the Culvers filed an amended 2004 federal tax return seeking a refund. The Culvers are also seeking a refund with respect to their 2004 California tax return.

The parties entered into the Agreement to settle any disputes that the Culvers might have with the Company in connection with the original Form 1099 that was issued in October 2004 and the Culvers’ resulting tax liability. Pursuant to the Agreement, the Company agreed to pay the Culvers $350,000 upon execution in exchange for a full release, which is recorded in sales, general and administrative expense for the year ended December 31, 2009. The Agreement also contains a claw-back provision, pursuant to which the Culvers agreed to pay to the Company the amount of any refund they receive from the federal government and/or the State of California, up to the $350,000 amount of the settlement payment. The Culvers will be entitled to keep 100% of any refund(s) they receive in excess of $350,000. The Culvers received a refund from the Internal Revenue Service in February 2010 and they continue to seek a refund with respect to the State of California. The Company is working with the Culvers regarding the timing and the form of this payment.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company’s independent auditors. The independent auditors report directly to the Audit Committee.

The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements.

Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditors and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board, (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by Grant Thornton LLP are compatible with maintaining their independence. The Audit Committee also discussed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.”

The Audit Committee reviewed and discussed with management and its independent public auditors our annual audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K and 10-Q filings, as well as the Company’s earnings press releases and information related thereto.

During fiscal year 2010, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the financial statement audit and quarterly reviews and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Grant Thornton LLP and the Audit Committee’s review of the representations of the Company’s management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The Audit Committee also approved the selection of Grant Thornton LLP as the Company’s independent auditor for the fiscal year 2011.

March 14, 2011

The Audit Committee:

Michael Garnreiter, Chair
Matthew R. McBrady
John S. Caldwell
Judy Martz
Richard Carmona

    * The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by express reference therein.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure which follows in this Proxy Statement with respect to the compensation of our named executive officers (NEOs).

Introduction and Objectives

Processes and Procedures For Considering and Determining Executive Compensation

The Compensation Committee (the “Committee”) assists the Board in addressing matters relating to the fair and competitive compensation of our named executive officers and non-employee directors, together with matters relating to our other benefit plans. During 2010 the Committee was composed of three independent directors, Judy Martz, Matthew R. McBrady, and John S. Caldwell. In January 2011, Hadi Partovi and Michael Garnreiter joined the Committee.

The Committee met twice in 2010. All Committee members were present for these meetings.

Four members of management, Thomas P. Smith, Chairman, Patrick W. Smith, Chief Executive Officer, Douglas E. Klint, President and General Counsel and Daniel M. Behrendt, Chief Financial Officer, attended portions of the meetings. The agenda for these meetings was determined by the Committee members prior to the meeting. The Committee generally receives and reviews materials in advance of each meeting. Depending on the agenda for the particular meeting, these materials may include:

☐	Financial reports;

☐	Reports on levels of achievement of corporate performance objectives;

☐	Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the executives pursuant to employment, severance and change of control agreements;

☐	Summaries which show the executive officers’ total accumulated stock option holdings; and

☐	Information regarding compensation paid by comparable companies identified in executive compensation surveys.

The Committee’s primarily responsibilities are to:

☐	Review and approve corporate goals and objectives relevant to the compensation of executive officers, evaluate the performance of the executive officers in light of these goals and objectives and determine and approve the compensation level of executive officers based on that evaluation;

☐	Evaluate and establish the incentive components of the Chief Executive Officer’s compensation and related bonus awards, taking into account our performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, the services rendered by the Chief Executive Officer and the awards given to the Chief Executive Officer in past years;

☐	Review and approve the design of the compensation and benefit plans which pertain to directors, the Chief Executive Officer and other senior executive officers who report directly to the Chief Executive Officer;

☐	Administer equity-based plans, including stock option plans;

☐	Approve the material terms of all employment, severance and change of control agreements for executive officers;

☐	Recommend to the Board the compensation for Board members, such as retainer, committee Chairman fees, stock options and other similar items;

☐	Provide oversight regarding our benefit and other welfare plans, policies and arrangements;

☐	Prepare the compensation committee report to be included in our annual proxy statement and annual report on Form 10-K filed with the SEC; and

☐	Review and discuss with management the Compensation Discussion and Analysis and based on such review and discussion, recommend to the Board whether to include the Compensation Discussion and Analysis in the annual report on Form 10-K or in our proxy statement.

The Committee’s Charter reflects these responsibilities, and the Committee and the Board periodically review and revise the Charter. The full text of the Compensation Committee Charter is available on our website at www.taser.com.

Role of Management and Consultants in Determining Executive Compensation

Our executive management supports the Committee in its work by preliminarily outlining compensation levels for named executive officers, administering our benefit and other welfare plans and providing data to the Committee for analysis. Annually, compensation is initially determined by the

CEO for each executive (excluding the CEO), consisting of base salary, annual cash incentive bonus, and long-term incentive compensation, which is then provided to the Committee for review and approval.

Our Committee has discretionary authority under its charter to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants and the consultants’ report directly to the Committee. Based on the determination that the 2010 base salaries of the named executive officers would not be adjusted (except as set forth below under the heading “Annual Salary”), the Committee did not require external consulting services in 2010. Previously, in 2009, the Committee retained the services of an outside consultant to perform a review and analysis of the Company’s senior executive compensation program. Pearl Meyer & Partners (“Pearl Meyer”) performed a review of the compensation for our executive positions, including: base salaries, total cash compensation (salary plus bonuses), total direct compensation (total cash plus long-term incentives plus other annual compensation), and total remuneration (total direct compensation plus other annual compensation). The scope of Pearl Meyer’s review included reviewing a peer group of companies that it developed in its 2007 Compensation Study to compare the Company’s executive compensation to, based on the following criteria: revenue, enterprise value, and type of industry.

The Committee also evaluates compensation data and plan design information from national surveys and other public companies, including companies we consider to be our peers, which we discuss in more detail below.

Our Compensation Philosophy

The Committee is in place to address matters relating to the fair and competitive compensation of our named executive officers and non-employee directors, together with matters relating to our other benefit plans. The Committee is guided by three principal goals and objectives: (1) to allow us to attract and retain talent, our salaries should be in the range with the level of salaries paid to companies that are considered peers; (2) annual incentive bonuses should be directly related to our financial results produced during the year; and (3) long term compensation in the form of stock options should be linked to Company performance and enhancement of stockholder value.

The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company. The Committee wants to motivate our officers and key employees to achieve the Company’s goals of providing our stockholders with a competitive return on their investments, which we believe results from producing high quality products. Our compensation program is designed to attract and retain highly qualified individuals who are capable of making significant contributions to our long-term success; promote a performance orientated environment that encourages Company and individual achievement; and reward named executive officers for long-term strategic management and the enhancement of stockholder value.

The Committee believes that compensation paid to named executive officers should be aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Any decision to materially increase compensation is based upon the factors listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue and pretax earnings targets as well as specific management tasks. Decisions regarding the CEO’s compensation are made by the Committee and reflect the same considerations used for the other named executive officers. The Committee’s decisions regarding compensation for the CEO and each named executive officer are submitted to the other independent directors for ratification. The compensation policy is consistent for each named executive officer.

The Committee believes that the named executive officers’ total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified corporate performance goals. The Committee also believes that a portion of pay for named executive officers should be comprised of long-term, at-risk pay to align management interests with those of stockholders. Ultimately, we balance the foregoing purposes for compensation against our need to ensure that any total compensation package we offer enhances our ability to attract, retain and develop exceptionally knowledgeable and experienced executives because our successful operation and management of the business depends upon our management team.

The Committee has not adopted any claw-back policies, nor does it have any security ownership guidelines and does not take into consideration amounts realized from prior compensation in determining current compensation for executive officers.

Our Compensation Programs

The total compensation program for our named executive officers consists of the following elements:

☐	Annual Salary;

☐	Annual cash incentive bonus; and

☐	Long-term incentive compensation.

Peer Group

To ensure our compensation programs are at proper levels, the Committee compares our compensation elements and levels of pay to an industry peer group as well as broader market pay practices. Companies in the peer group were selected based upon the following criteria:

☐	Similar to us in revenue, enterprise value, and type of industry with executive positions similar in breadth, complexity and scope of responsibility;

☐	International operations; and

☐	Compete with us for executive talent.

Pearl Meyer established a peer group that consisted of the following companies: Acme Packet, Inc., Amerigon, Inc., Blue Coat Systems, Inc., Cephaid, Inc., Concur Technologies, Inc., Falconstor Software, Inc., Globarstar, Inc., J2 Global Communications, Inc., NuVasiv, Inc., Omniture, Inc., Riverbed Technology, Inc., Sigma Designs, Inc., Smith & Wesson Holding Corporation, Smith Micro Software, Inc., Spectranetics Corporation, Ultimate Software Group, Inc., VASCO Data Security International, Inc., and Zoltek Companies, Inc. Pearl Meyer also compiled compensation data for them from the companies’ public SEC filings. The Committee determined that this peer group and the related data compiled by Pearl Meyer was relevant for purposes of establishing 2009 compensation. In addition, the results of this 2009 comparative analysis, which were discussed by the Committee at a meeting in December 2009, were found to be relevant and were used by the Committee in determining that there would be no change in cash compensation for our named executive officers at the Company’s traditional review date of January 1, 2010. As was the case with the rest of the salaried workforce, the named executive officers’ compensation adjustment was deferred by six months to July 1, 2010 when it was determined that no additional increase for the named executive officers would be made.

Benchmarking

Our compensation focuses upon cash compensation. However, we also utilize various non-cash compensation programs, specifically stock options. To establish total compensation for our named executive officers, the Committee compares our named executive officers’ compensation against comparable companies’ pay practices and also considers recommendations from the CEO regarding those executives reporting directly to him. Our management team provides the Committee historical and prospective breakdowns of the total compensation components for each executive officer. Based upon the analysis of the pay practices of our peer group and analysis provided by the Committee’s consultant, the

Committee believes that our base salary compensation and long-term incentive compensation are generally lower than the median of our established peer group. It is the Committee’s intent that our salaries, annual cash incentive bonus awards and long-term incentive award values be targeted at a level approaching the 75th percentile of competitive market pay practices. Actual payments of executive compensation in 2010, including salaries, annual cash incentive bonus awards and long-term incentive award values, fell below the 50thth percentile of peer group compensation for the Chairman, CEO, and CFO and between the 50th and 75th percentile for the Chief Strategy Officer and Executive Vice President, Operations (based on the 2009 analysis conducted by Pearl Meyer).

The Committee is working to ensure that over time our compensation becomes more consistent with the Committee’s goal of setting compensation in relation to our established peer group. In general, the Committee believes total compensation of our named executive officers should be between the median and the 75th percentile of our peer group. The Committee believes that targeting for this range will reflect competitive market pay practices and our current compensation philosophy, which balances our “pay for performance” strategy against our desire to offer competitive compensation with respect to our industry peer group, thus allowing us to attract and retain management talent.

In January 2010, the Committee determined that, except as set forth below under the heading “Annual Salary,” 2010 base salary compensation amounts for the named executive officers should remain the same as 2009 and determined that stock options would be granted to named executive officers as well as other key employees in January 2010. At this meeting, the Committee reviewed stock option summaries and tally sheets for each named executive officer in determining appropriate compensation levels. The Committee intends to continue to review its current compensation programs at least annually in conjunction with its determination of the executive compensation for 2010 and determine whether our compensation is in line with our compensation philosophy. We believe that effectiveness of the compensation programs is predicated upon continual review to ensure our compensation is competitive with the market.

Annual Salary

The 2010 base salaries of our named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement. Salaries for named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other changes in responsibilities.

Base compensation is targeted at about the 75th percentile of compensation paid to executives with similar levels of experience based on salary surveys of similarly sized companies in comparable industries in order to ensure that we can attract and retain appropriate levels of executive talent. Individual executives may be paid higher or lower than this target pay positioning at the discretion of the Committee depending on facts such as tenure with the Company, results of personal, department and corporate performance, and the perceived detrimental effects to the Company that may result from such executive’s departure. The base salaries of our executive officers were established by the Committee and approved by the independent directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent based on salary surveys and compensation data from peer group companies.

As discussed above, the Committee believes that our base salary compensation is generally lower than competitive market pay data based upon our internal analysis of comparable companies and national salary surveys. The Committee considered this information, as well as suggestions from management, in evaluating annual salary levels. In December 2009 the Committee determined that, except as set forth below, 2010 base salary compensation amounts for the named executive officers would remain the same as 2009. This determination was revisited mid-way through 2010, and based on an evaluation of the appropriate facts and circumstances no change was made. On January 1, 2009, Thomas P. Smith’s base salary was increased to $200,000 to reflect the additional time required for him to manage the Company’s international sales operations. On February 1, 2009, Thomas P. Smiths’ base salary was further increased to $265,000 to reflect the additional responsibilities of managing worldwide sales operations in all markets.

With the exception of Thomas P. Smith, base salaries and target bonus levels for the named executive officers have remained the same since January 1, 2008.

Annual Incentive Cash Bonuses

The objective of the annual incentive cash bonus plan (the “Bonus Plan”) is to provide executives with a competitive total cash compensation opportunity relative to market practices while aligning rewards with short-term financial results, which the Committee believes will help achieve our goals of providing our stockholders with a competitive return on their investments over the long term.

The Bonus Plan was approved by the Committee in January 2006. Annual incentive awards are determined as a percentage of each named executive officer’s base salary. Annual incentive awards under the Bonus Plan are determined each year for executive officers. Targeted bonuses for the Chairman, Chief Executive Officer, Chief Financial Officer, President, Executive Vice President of Operations and Chief Strategy Officer, were 50%, 50%, 35%, 35%, 20% and 35%, respectively, of their base salary. The Committee establishes the performance measures and other terms and conditions of awards for executive officers and has the authority to cancel an award at its discretion. Historically, however, the Committee has not canceled a bonus for executive officers, nor has it awarded an additional discretionary bonus amount to an executive officer. The Bonus Plan is based on performance against the Board approved budget plan and uses pre-tax earnings as the metric and is thus conditioned on the Company achieving pretax profitability.

On August 8, 2008 the Committee approved providing the opportunity for employees who participate in the Bonus Plan to opt out of participation in the Bonus Plan for the two year period that began on July 1, 2008 and ended on June 30, 2010 in exchange for a grant of employee stock options for Company stock. See the section below entitled “Options in Exchange for Opting out of Cash Bonus Plan”. All of our named executive officers elected to participate in this program, thus terminating their participation in the Bonus Plan in the second half of 2008, 2009 and the first half of 2010. As such, our NEOs were not eligible to receive an annual incentive cash bonus during this timeframe. The Committee believes stock options align the interests of Company employees to those of its stockholders and improves retention of employees during the three year vesting period and beyond.

Options in Exchange for Opting out of Cash Bonus Plan

In August 2008, the Compensation Committee elected to give employees of the Company the opportunity to opt out of the Cash Bonus Program for the two year period that began on July 1, 2008 and ended on June 30, 2010 in exchange for additional grant of stock options. The amount of options granted for each employee was based upon a mathematical formula which was calculated by dividing the employee’s aggregate target bonus for the two year period (based on the respective employee’s then current salary and target cash bonus percentage) by the Black-Scholes fair value of one stock option calculated at the date of grant. For example, an employee earning $100,000 per annum with a targeted annual bonus of 10% would receive 8,000 stock options (($100,000*2*10%)/2.5)), assuming a Black Scholes fair value of $2.50 at grant date. These stock options vest ratably on a monthly basis over a period of three years. All of our NEOs elected to participate in this program, thus terminating their participating in the Cash Bonus Plan in the second half of 2008, the full year of 2009, and the first half of 2010. These options vest over three years, even though the employees were giving up two years worth of potential cash bonuses in order to create a retention component to the award and to better align the awards with shareholder interests.

Long-Term Incentive Compensation

The Committee believes that equity-based compensation helps ensures that our executive officers have a continuing stake in our long-term success. As such, the Committee has implemented, with board and stockholder approval, the 2009 Stock Incentive Plan (the “2009 Plan”) and the 2004 Stock Option Plan (the “2004 Plan”). The 2009 Plan and the 2004 Plan allow the Compensation Committee to grant stock options to officers, other key employees to help align those individuals’ interests with those of stockholders, to motivate executives to make strategic long-term decisions, and to better enable us to attract and retain capable directors and executive personnel.

Previously, in December 2008, the Compensation Committee approved stock option awards to our NEOs, which, in keeping with the Committee’s goals to align the interests of management with the Company’s stockholders, it determined that a meaningful percentage of each of these option awards should be performance-based. The Compensation Committee’s intention in making these awards was to incentivize our executives over the subsequent three year vesting period. Thus, even though these awards were granted in late 2008, the Committee viewed them as awards to incentivize performance at varying degrees in 2009, 2010 and 2011. The Compensation Committee further believed that the awards provide retention benefits even beyond the performance and vesting periods as the option awards remain exercisable for up to ten years following the date of grant, to the extent vested.

During January 2010, the Compensation Committee approved stock option awards for certain of our NEOs in order to continue to align a portion of their compensation with our long-term success. These awards were included as part of the NEOs annual compensation package and in the case of Mr. Klint and Mr. Behrendt, reflect their additional responsibilities assumed in 2010. The awards to Thomas P. Smith reflect recognition of Mr. Smith’s overall performance in 2009. The Compensation Committee also determined that half of Mr. Smiths award be performance-based reflecting his influence of as the Company’s primary sales executive and to incentivize him to achieve the long-term sales growth targets of the Company in 2010 and the following years. Due to the size of the award received in December 2008, Patrick W. Smith elected not to receive a grant in 2010.

In determining the total number of options awarded to each NEO, the Compensation Committee considered, among other things the strategic objectives of the Company over the next three years. In determining the portion of each NEO’s total option award that would be a performance-based award, the Compensation Committee considered, among other things each executive’s ability to influence the underlying performance criteria. A discussion of the performance-based portions of these grants is included in the table below.

The following table sets forth the stock option awards made to our NEOs in January 2010 and December 2008, including the portion of the award that is performance-based.

	Total Number of	Number of Performance-
Named Executive	Options Awarded (1)	Based Options Awarded
	Janaury 2010 Awards

Patrick W. Smith	–	–
Thomas P. Smith	200,000	100,000
Daniel M. Behrendt	35,000	–
Douglas E. Klint	75,000	–
Jasjit Dhillon	25,000	–
Steven T. Mercier	15,000	–

	December 2008 Awards

Patrick W. Smith	600,000	300,000
Thomas P. Smith	125,000	62,500
Daniel M. Behrendt	110,000	25,000
Douglas E. Klint	85,000	25,000
Jasjit Dhillon	50,000	50,000
Steven T. Mercier	30,000	10,000

(1)	The options that are not performance-based vest ratably on a monthly basis over a period of three years from the grant date and to the extent vested remain exercisable for up to 10 years following the date of grant.

With respect to Patrick W. Smith, the Company’s Chief Executive Officer, the Committee considered for the 2008 grant the fact that Mr. Smith’s total compensation was below the Compensation Committee’s target range of the 50th to the 75th percentile of other CEOs in the Company’s peer group, according to the compensation study prepared by Pearl Meyer at the end of 2007. In fact, the Pearl Meyer study indicated that Mr. Smith’s total compensation was closer to the 25th percentile of other CEOs in the peer group. The Compensation Committee determined that Mr. Smith’s total compensation should be increased to the target range (i.e., between the 50th and the 75th percentiles of CEO compensation in the Company’s peer group). In discussions with the Board of Directors, Mr. Smith indicated that he preferred to receive any additional compensation that the Compensation Committee might award in the form of long-term equity awards versus cash awards. The Compensation Committee determined that increasing Mr. Smith’s total compensation through the use of such awards was the most effective way to achieve its goal of bringing Mr. Smith’s compensation in line with that of his peers while also aligning his interests with those of our stockholders. Along those lines, the Committee determined that it was appropriate to make the vesting of half of the 600,000 stock option grant subject to Mr. Smith’s achievement of certain performance goals. A discussion of the performance-based portion of this grant is included below. Due to the size of the award received in December 2008, Mr. Smith elected not to receive a grant in 2010.

The following table sets forth information concerning all performance-based option awards made approved by the compensation committee in January 2010 and December 2008. Additionally, the table includes 150,000 of performance-based options granted to Mr. Dhillon as part of his original employment agreement in August 2008. In determining the performance criteria for each NEOs performance-based option award, the Compensation Committee considered, among other things, the strategic objectives of the Company and the executive’s ability to influence the performance criteria. The Compensation

Committee believes the performance targets relating to the performance criteria described below are challenging, but achievable.

Name	Grant Date	Shares	Performance Criteria (1)	Vesting Provisions (1)	Vesting Status
Thomas P. Smith	1/29/2010	100,000	One third each vests upon achievement of specfied annual sales targets of $125 million, $150 million and $175 million	Fully vested in January following the first fiscal year in which criteria is achieved.	Options did not vest in 2010.

Thomas P. Smith	12/30/2008	62,500	A specified number of sales presentations resulting in $20 million in the international and $10 million in the Federal Government sales channels.	Fully vested in January following the fiscal year in which criteria is achieved.	Options were fully vested in January 2010, upon successful completion of performance criteria. International sales were appoximately $22.7 million and Federal Government sales were approximately $13.6 million in 2009.

Patrick W. Smith	12/22/2008	100,000	Specified annual sales level of new products introduced after 9/30/08.	Fully vested in January following the fiscal year in which criteria is achieved.	Options did not vest in 2010. Management expects the performance criteria to be met in 2012.

Patrick W. Smith	12/22/2008	100,000	Specified annual sales level of new products introduced after 9/30/08, subject to further contribution margin criteria.	Fully vested in January following the fiscal year in which criteria is achieved.	Options did not vest in 2010. Management expects the performance criteria to be met in 2013.

Patrick W. Smith	12/22/2008	100,000	Targeted annual operating income as a percentage of sales.	Fully vested in January following the first fiscal year in which criteria is achieved.	Options did not vest in 2010. Management expects the performance criteria to be met in 2013.

Daniel M. Behrendt	12/22/2008	25,000	Establishment of key internal performance indicators for the Company.	Fully vested at end of quarter in which criteria is achieved.	Options were fully vested in 2010.

Douglas E. Klint	12/22/2008	25,000	Complete risk management meetings with 25 top U.S. law enfocement agencies.	Fully vested in January following the fiscal year in which criteria is achieved.	Options did not vest in 2010. Management expects the performance criteria to be met in 2012.

Jasjit Dhillon	12/22/2008	50,000	Specified annual sales level of new products introduced after 9/30/08, subject to further contribution margin criteria.	Fully Vested in January following the fiscal year in which criteria is achieved.	Options forfeited following resignation of employee.

Steven T. Mercier	12/22/2008	10,000	Have produced 1,000 X3 units and demonstrated production capability of 1,000 units per week by July 27, 2009.	Fully Vested at end of quarter in which criteria is achieved.	Performance criteria were not met and options were forfeited in 2009.

Jasjit Dhillon	8/1/2008	100,000	Achievement of certain sales goals for AXON product line.	Fully vested in January following the fiscal year in which criteria is achieved.	Options forfeited following resignation of employee.

Jasjit Dhillon	8/1/2008	50,000	Achievement of certain sales goals for EVIDENCE.COM product line.	Fully vested in January following the fiscal year in which criteria is achieved.	Options forfeited following resignation of employee.

(1)	For the performance options which are tied to annual performance criteria, the measurement date will be at the end of the fiscal year. If the performance criterion is met, the option award will fully vest at the end of January following the fiscal year end when the criterion was met. With respect to Patrick W. Smith’s performance-based awards, it is expected that the performance criteria for first tranche of the total award will be achieved during fiscal 2012, while the performance criteria for the second and third tranches will be achieved in 2013. It is possible, however, that the performance criteria relating to all awards could be achieved in any one fiscal year period, including fiscal 2011.

Employment Agreements and Other Arrangements

In 1998, the Company entered into employment agreements with Patrick W. Smith and Thomas P. Smith. The agreements were for an initial three-year term ending June 30, 2001, and were automatically renewed for a two-year term on such date and have been automatically renewed for an additional two year terms since June 30, 2003 and such agreements will be automatically renewed every two years hereafter unless the Company gives the officer who is a party to each such agreement a one-year prior notice of termination, if the termination is without cause.

In December 2002, the Company entered into an employment agreement with Douglas E. Klint pursuant to which he agreed to serve as its General Counsel. In February, 2010 Mr. Klint assumed the role of President and General Counsel.

In May 2004, the Company entered into an employment agreement with Daniel M. Behrendt pursuant to which he agreed to serve as its Chief Financial Officer.

In February 2008, Steve Mercier was hired as Vice President of Operations and entered into an employment agreement with the Company providing for an annual base salary of $200,000. Mr. Mercier resigned from his position effective December 31, 2010.

In December 2008 the Company and Messrs. Smith, Smith, Behrendt and Klint each executed an addendum to their employment agreements which amended the employment agreements to bring them in compliance with regulation 409A of the Internal Revenue Code, but did not make any substantive changes to the employment agreements.

The Company may terminate each of these officers with or without cause. The conditions or events triggering the payment of severance benefits include the executive’s death, disability, termination without cause, or a change in control of the Company. Conditions to the payment of severance benefits include covenants relating to assignment of inventions, nondisclosure of Company confidential information, and non-competition with the Company for a period of 18 months after termination of employment without cause or change in control of the Company. Should the Company terminate Patrick Smith, Thomas Smith, Daniel Behrendt or Douglas Klint without cause, or should executive’s employment with the Company end by reason of a change of control or upon the death or disability of the executive, the executive is entitled to severance compensation equal to 60 days of salary in the event of for cause termination, 12 months of salary in the event of termination without cause, 24 months of salary in the event of a change of control and 18 months of salary in the event of death or disability. Upon a change of control any non-vested stock options previously granted are subject to accelerated vesting such that each named executive officer can immediately exercise any outstanding stock options. The severance benefit amounts with respect to the above triggering events were determined based on competitive practices within peer group of companies. The Company agreed to pay these variable amounts of compensation as severance benefits or change of control benefits in order to attract and retain executive officers.

The table below reflects the value of severance compensation that would be provided to each of the named executive officers of the Company assuming the termination of such executive’s employment occurred on December 31, 2010.

	Voluntary
	Termination
	By	For Cause	Involuntary Not	Change of	Death or
	Executive	Termination	For Cause	Control (1)	Disability
Name and Principal Position	($)	($)	Termination ($)	($)	($)

Patrick W. Smith	–	44,167	265,000	530,000	397,500
Chief Executive Officer

Thomas P. Smith	–	44,167	265,000	530,000	397,500
Chairman of the Board

Douglas E. Klint	–	42,500	255,000	510,000	382,500
President, General Counsel

Daniel M. Behrendt	–	42,500	255,000	510,000	382,500
Chief Financial Officer

Jasjit Dhillon(2)	–	–	–	–	–
Chief Strategy Officer
and General Manager. TASER Virtual Systems Division

Steven T. Mercier(3)	100,000	–	–	–	–
Executive Vice President of Operations

(1)	Includes the intrinsic value of non-vested stock options which would immediately vest and become exercisable. At December 31, 2010 there were no non-vested stock options with in the money value.

(2)	Mr. Dhillon resigned from the Company effective April 23, 2010.

(3)	Mr. Mercier resigned on June 30, 2010, effective December 31, 2010. Accordingly, the amount shown in the table reflects the actual salary compensation that Mr. Mercier received between July 1, 2010 and December 31, 2010.

Perquisites and Other Personal Benefits

We do not provide our named executive officers with significant perquisites or other benefits, except for Company 401(k) partial matching contributions and health care benefits that are available to all employees. The Committee periodically reviews the levels of perquisites and other benefits that could be provided to the named executive officers.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1 million paid to the named executive officers. This provision excludes certain forms of “performance-based compensation,” including stock options, from the compensation taken into account for purposes of that limit. The Committee believes that the Bonus Plan is “performance-based” within the meaning of that restriction. Nonetheless, the Committee believes that it is desirable for executive compensation to be fully tax deductible. However, whenever in the Committee’s judgment would be consistent with the objectives pursuant to which the particular compensation is paid, we will compensate our executive officers fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Committee will from time to time continue to assess the impact of Section 162(m) of the Code on its compensation practices and will determine what further action, if any, may be appropriate in the future.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the this Proxy Statement.

The Compensation Committee:

Matthew R. McBrady, Chairman
Judy Martz
John S. Caldwell
Michael Garnreiter
Richard Carmona

* The foregoing Compensation Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during or prior to fiscal 2010, an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director or member of the Compensation Committee.

2010 SUMMARY COMPENSATION TABLE

						Non-Equity
					Option	Incentive Plan	All Other
				Bonus ($)	Awards ($)	Compensation	Compensation
Name and Principal Position	Year	Salary ($)		(1)	(2)	($)(3)	(4)	Total ($)

Patrick W. Smith	2010	265,000			–	–	12,115	277,115
Chief Executive Officer	2009	265,000			–	–	11,287	276,287
	2008	265,000			2,074,271	–	10,818	2,350,089

Thomas P. Smith	2010	265,000			573,000	–	11,344	849,344
Chairman of the Board	2009	259,583			–	–	11,300	270,883
	2008	187,709			676,603	–	10,045	874,357

Daniel M. Behrendt	2010	259,904	(8)	25,000	100,275		10,496	370,675
Chief Financial Officer	2009	255,000			–	–	11,287	266,287
	2008	255,000			715,181	–	11,220	981,401

Douglas E. Klint(5)	2010	289,328	(8)		214,875		–	504,203
President, General Counsel

Jasjit Dhillon(6)	2010	101,707	(8)		71,625	–	120,816	294,140
Chief Strategy Officer	2009	250,000			–	–	*	250,000
and General Manager, TASER Virtual Systems Division	2008	104,167		50,000	1,113,637	–	*	1,267,804

Steven T. Mercier(7)	2010	224,230	(8)		42,975	–	10,496	277,693
Executive Vice President of Operations	2009	200,000			–	–	*	200,000
	2008	178,846			359,508	–	*	538,354

(1)	In 2010, Daniel Behrendt received a discretionary bonus of $25,000 and in 2008 Jasjit Dhillon received $50,000 as a signing bonus upon his hire date.

(2)	The amounts reflect the aggregate grant date fair value for awards granted in accordance with FASB ASC Topic 718. For performance based options, the grant date fair value represents the fair value assuming the highest level of performance conditions will be achieved. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of this amount for the fiscal years ended December 31, 2010, 2009 and 2008 are included in footnote 1q to our financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC.

(3)	In August 2008, the Company offered its employees the election to receive stock options in lieu of targeted incentive cash bonuses for the period from July 1, 2008 through June 30, 2010. All of our NEOs elected to receive stock options in lieu of participating in the Bonus Plan and, accordingly, the Bonus Plan for these individuals for this period was effectively terminated with none of our NEOs eligible to receive cash compensation through the first half of 2010. Upon expiration of this program, our NEOs were eligible to receive bonuses for the second half of 2010, although no amounts were earned, as the Company reported a pre-tax loss for 2010. Reference is made to the “Executive Compensation — Annual Incentive Cash Bonuses” section above for further information about the Bonus Plan.

(4)	Other compensation consists of 401(k) and Health Savings Account matching contributions (* denotes the total value of other compensation did not exceed $10,000). Other compensation for Mr. Dhillon includes $119,390 of negotiated severance, equal to approximately half of his annual salary, in return for customary release from Mr. Dhillon in favor of the Company.

(5)	Effective February 15, 2010 Douglas Klint assumed the role of President and General Counsel.

(6)	Jasjit Dhillon resigned effective April 23, 2010.

(7)	Steven Mercier resigned June 30, 2010, effective December 31, 2010.

(8)	The 2010 salary amounts for Daniel Behrendt, Doug Klint, Jasjit Dhillon and Steven Mercier include $4,904, $34,328, 23,181 and $24,230 respectively related to cash payments made in lieu of vacation.

2010 GRANTS OF PLAN-BASED AWARDS

The following table shows information about award made under various compensation plans during 2010:

								All Other
								Option
								Awards:	Exercise	Grant Date
								Number of	or Base	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Securities	Price of	of Stock
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Awards (2)			Underlying	Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Options (3)	Awards (4)	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/sh)	($)

Patrick W. Smith	–	–	66,250	66,250	–	–	–	–	–	–
Thomas P. Smith	–	–	66,250	66,250	–	–	–	–	–	–
	1/29/2010	–	–	–	–	100,000	100,000	100,000	5.64	573,000

Daniel M. Behrendt	–	–	44,625	44,625	–	–	–	–	–	–
	1/29/2010	–	–	–	–	–	–	35,000	5.64	100,275

Douglas Klint	–	–	44,625	44,625	–	–	–	–	–	–
	1/29/2010	–	–	–	–	–	–	75,000	5.64	214,875

Jasjit Dhillon	1/29/2010	–	–	–	–	–	–	25,000	5.64	71,625

Steven T. Mercier	–	–	20,000	20,000	–	–	–	–	–	–
	1/29/2010	–	–	–	–	–	–	15,000	5.64	42,975

(1)	Represents targeted awards under the 2010 Bonus Plan to the NEOs. In August 2008, the Company offered its employees the election to receive stock options in lieu of targeted cash bonuses for the period from July 1, 2008 through June 30, 2010. In 2008, all of our NEOs elected to receive stock options in lieu of participating in the Bonus Plan and, accordingly, the Bonus Plan for these individuals for this period was effectively terminated with none of our NEOs eligible to receive cash incentive compensation for the first half of 2010. Upon expiration of this program, our NEOs were eligible to receive bonuses for the second half of 2010, although no amounts were actually earned, as the Company reported a pre-tax loss for 2010. The 2010 Bonus Plan is a continuation of the Bonus Plan previously approved by the Compensation Committee in January 2006. Amounts represent over half of the targets described under the heading “Compensation Discussion and Analysis – Annual Incentive Cash Bonus.”

(2)	Represents the award of stock options for which vesting is contingent upon successful completion of performance based measurements. To the extent vested, these options will remain exercisable for ten years following the grant date. Reference is made to the “Executive Compensation – Long-Term Incentive Compensation” section above for further information about these options. The grant date fair value related to the performance awards to Thomas P. Smith was calculated based on the probable outcome that all 100,000 options will fully vest.

(3)	Options granted vest ratably over a period of three years from the grant date and to the extent vested remain exercisable for ten years following the grant date.

(4)	Represents the closing sale price per share as reported on the NASDAQ on the date of grant.

2010 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to all options exercised by the named executive officers in the year ended December 31, 2010.

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise (1)
Name	(#)	($)

Douglas E. Klint	20,000	138,200

(1)	Value realized represents the market value at time of exercise of the shares purchased less the exercise price paid.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END

The following table includes certain information with respect to all options previously awarded to the executive officers named above as of December 31, 2010.

	Option Awards
				Equity Incentive Plan
				Awards: Number of
	Number of Securities Underlying			Securities Underlying		Option
	Unexercised Options (#)			Unexercised		Exercise	Option Expiration
Name	Exercisable (1)	Unexercisable		Unearned Options (#)		Price ($)	Date

Patrick W. Smith	270,000	–		–		7.22	01/07/2014
	6,068	–		–		18.77	10/01/2014
	74,100	–		–		8.81	04/20/2015
	58,962	–		–		10.29	05/25/2017
	59,269	9,559	(2)	–		7.13	05/28/2018
	70,973	17,131	(3)	–		5.57	08/11/2018
	200,011	99,989	(4)	300,000	(7)	4.75	12/22/2018

Thomas P. Smith	448,007	–		–		1.33	05/29/2012
	52,000	–		–		0.32	03/04/2013
	24,000	–		–		2.40	09/28/2013
	270,000	–		–		7.22	01/04/2014
	6,068	–		–		18.77	10/01/2014
	74,100	–		–		8.81	04/20/2015
	58,962	–		–		10.29	05/25/2017
	38,750	6,250	(2)	–		7.13	05/28/2018
	35,487	8,565	(3)	–		5.57	08/11/2018
	104,217	20,783	(4)	–		5.25	12/30/2018
	30,563	69,437	(5)	100,000	(7)	5.64	01/29/2020

Daniel M. Behrendt	60,000	–		–		17.12	04/26/2014
	10,000	–		–		13.88	08/30/2014
	5,518	–		–		18.77	10/01/2014
	101,600	–		–		8.81	04/20/2015
	56,604	–		–		10.29	05/25/2017
	57,032	9,198	(2)	–		7.13	05/28/2018
	47,807	11,539	(3)	–		5.57	08/11/2018
	81,670	28,330	(4)	–		4.75	12/22/2018
	10,697	24,303	(5)	–		5.64	01/29/2020

Douglas E. Klint	25,000	–		–		7.22	01/07/2014
	4,854	–		–		18.77	10/01/2014
	47,100	–		–		8.81	04/20/2015
	56,604	–		–		10.29	05/25/2017
	57,032	9,198	(2)	–		7.13	05/28/2018
	47,807	11,539	(3)	–		5.57	08/11/2018
	56,670	28,330	(4)	25,000	(7)	4.75	12/22/2018
	22,922	52,078	(5)	–		5.64	01/29/2020

Steven T. Mercier	23,611(6)	–		–		11.65	03/31/2011
	4,305(6)	–		–		7.13	03/31/2011
	20,686(6)	–		–		5.57	03/31/2011
	20,001(6)	–		–		4.75	03/31/2011
	4,584(6)	–		–		5.64	03/31/2011

(1)	All options reported in the exercisable column are fully vested as of December 31, 2011.

(2)	These options vest ratably on a monthly basis and become fully exercisable on May 27, 2011.

(3)	These options vest ratably on a monthly basis and become fully exercisable on August 10, 2011.

(4)	These options vest ratably on a monthly basis and become fully exercisable on December 21, 2011.

(5)	These options vest ratably on a monthly basis and become fully exercisable on January 28, 2013.

(6)	Steven T. Mercier resigned effective December 31, 2010. Fully vested options remained exercisable until March 31, 2011 at which time they expired unexercised.

(7)	The options vest upon successful completion of certain performance based measures. Reference is made to the “Executive Compensation – Long-Term Incentive Compensation” section above for further information about these options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information, as of March 30, 2011, with respect to beneficial ownership of the Company’s Common Stock by each current director or nominee for director, by each named executive officer currently employed by the Company, by all directors and named executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. The Company believes that, except as otherwise described below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

	Amount and Nature of	Percent of
Name and Address Of Beneficial Owner (1)	Beneficial Ownership (2)	Class (3)

T. Rowe Price Associates Inc. (4)	7,853,703	11.9%

BlackRock, Inc. (5)	4,107,260	6.2%
Patrick W. Smith	2,622,977	4.1%
Thomas P. Smith	1,379,994	2.2%
Mark W. Kroll	160,296	*
Matthew R. McBrady	191,131	*
Judy Martz	88,797	*
John S. Caldwell	45,730	*
Richard H. Carmona	44,027	*
Michael Garnreiter	43,927	*
Hadi Partovi	–
Daniel M. Behrendt	458,747	*
Douglas E. Klint	338,030	*
All directors and executive officers as a group (11 persons)	5,373,656	8.2%

(1)	Except as noted in note 4 below, the address of each of the persons listed is c/o TASER International, Inc., 17800 North 85th Street, Scottsdale, AZ 85255.

(2)	The shares shown as beneficially owned include 764,769 shares for Patrick W. Smith, 1,158,913 shares for Thomas P. Smith, 139,463 shares for Mark W. Kroll, 191,131 shares for Matthew R. McBrady, 88,797 shares for Judy Martz, 43,730 shares for John S. Caldwell, 44,027 shares for Richard H. Carmona, 43,927 shares for Michael Garnreiter, 448,746 shares for Daniel M. Behrendt, 338,030 shares for Douglas E. Klint and 3,261,533 shares for the group, which such persons have the right to acquire by exercise of stock options within 60 days following March 30, 2011.

(3)	Calculated based on number of outstanding shares as of March 30, 2011 and , which is 62,625,936 shares.

(4)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of such reports furnished to the Company and written representations from reporting persons that no other reports were required, to the Company’s knowledge, such persons complied with all of the Section 16(a) filing requirements applicable to them in 2011.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(“SAY ON PAY”)

Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):

RESOLVED, that the stockholders of TASER International, Inc. hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and compensation tables (and accompanying narrative disclosures) set forth in this proxy statement.

Background on Proposal

In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs (commonly referred to as “say on pay”).

As described in the Compensation Discussion and Analysis, which begins at page 17, our executive compensation program is designed to allow us to: attract and retain talent, link annual incentive bonuses to our financial results produced during year, and link long term compensation in the form of stock options to Company performance and enhancement of stockholder value. For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2010, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning at page 28, provide additional information about the compensation that we paid to our NEOs in 2010.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR approval of the resolution set forth above regarding the compensation of our named executive officers.

PROPOSAL THREE:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE “SAY ON PAY” ADVISORY VOTES

Stockholders will be given the opportunity to vote on the following advisory resolution:

RESOLVED, that stockholders shall be given the opportunity to vote on an advisory resolution regarding the compensation of the Company’s named executive officers (vote for one alternative only):

•	every year;

•	every two (2) years; or

•	every three (3) years.

Background on Proposal

In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on an advisory resolution regarding the compensation of our NEOs. See Proposal Two beginning at page 35. The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, stockholders be given the opportunity to vote on the advisory resolution set forth above regarding the frequency of future stockholder advisory votes on the compensation of our NEOs.

Stockholders may vote to recommend that future stockholder advisory votes on the compensation of our NEOs be held every year, every two years or every three years. The Board of Directors currently believes that future stockholder advisory votes on the compensation of our NEOs should occur every three years. There are advantages and disadvantages associated with each of the frequencies permitted under the Dodd-Frank Act and applicable SEC rules. The Board believes that holding an advisory vote every three years offers the closest alignment with the Company’s approach to executive compensation and its underlying philosophy that seek to enhance the long-term growth of the company and to attract, retain and motivate our executive officers over the long term. The Board believes a three-year cycle for the advisory vote on executive compensation will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with the Company’s business and results of operations.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not be binding on the Board of Directors. However, the Board of Directors will consider the outcome of the vote along with other factors when making its decision about the frequency of future stockholder advisory votes on the compensation of our NEOs.

The Board of Directors unanimously recommends that stockholders vote in favor of holding future stockholder advisory votes on the compensation of our named executive officers every THREE years.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2011. Grant Thornton LLP has acted as the independent registered public accounting firm for the Company since 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our stockholders on our independent auditors.

If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the Company’s best interest.

If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2011 will stand, unless the Audit Committee finds other good reason for making a change.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2011.

Audit and Non-Audit Fees

Audit and Non-Audit Fees. The following table presents fees for audit, tax and other professional services rendered by Grant Thornton LLP for the years ended December 31, 2010 and 2009.

	2010	2009

Audit fees	$619,074	$621,186
Audit-Related Fees	-	-
Tax Fees	119,281	171,487
All Other Fees	-	-

	$738,355	$792,673

Audit Fees: Consists of fees billed for professional services rendered for the audit of TASER International Inc.’s financial statements, fees billed related to Sarbanes Oxley 404 review and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements and fees.

Tax Fees: Consists of fees billed principally for services provided in connection with worldwide tax planning and compliance services, research and development tax credit studies, expatriate tax services, and assistance with tax audits and appeals.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor. Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee pre-approves the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

☐	Audit services include the annual financial statement audit (including required quarterly reviews) and other work required to be performed by the independent auditors to be able to form an opinion on our Consolidated Financial Statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports, SEC reviews and other documents filed with the SEC or other documents issued in connection with securities offerings.

☐	Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

☐	Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

The Audit Committee has considered and concluded that the provision by Grant Thornton LLP of non-audit services is compatible with Grant Thornton maintaining its independence.

Audit Committee Pre-Approval Procedures for Independent Auditor-Provided Services

Except for the limited circumstances set forth below, the Audit Committee has the sole authority to engage the Company’s outside auditing and tax preparation firms and must pre-approve all tax consulting and auditing arrangements and all non-audit services prior to the performance of any such service. In addition, any proposed engagement of the independent registered public accounting firm for services that are not pre-approved audit-related and tax consulting services as described above must also be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. The Company’s Chief Financial Officer has the authority to engage the Company’s outside auditing and tax preparation firms for amounts less than $5,000. All of the audit – related fees, tax fees and all other fees in 2010 were approved by the Audit Committee.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this Proxy Statement about our compensation structure and programs and our intentions with respect thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect TASER’s business, particularly those mentioned under the heading “Risk Factors” in TASER’s Annual Report on Form 10-K that accompanies this proxy statement, and in the periodic reports that TASER files with the SEC on Form 10-Q and Form 8-K.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2012 annual meeting of stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to complying with the stockholder eligibility and other requirements of the SEC’s rules governing such proposals, be received not later than December 16, 2012 by the Secretary of the Company at the Company’s principal executive offices, 17800 North 85th Street, Scottsdale, Arizona 85255.

Stockholders may bring business before an annual meeting only if the stockholder proceeds in compliance with the Company’s Bylaws. For business to be properly brought before the 2012 annual meeting of stockholders by a stockholder, notice of the proposed business must be given to the Secretary of the Company in writing no later than 60 days before the annual meeting of stockholders or (if later) ten days after the first public notice of the meeting is sent to stockholders.

The notice to the Company’s Secretary must set forth as to each matter that the stockholder proposes to bring before the meeting: (a) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (b) the stockholder’s name and address as they appear on the records of the Company, business address and telephone number, residence address and telephone number, and the number of shares of Common Stock of the Company directly or beneficially owned by the stockholder; (c) any interest of the stockholder in the proposed business; (d) the name or names of each person nominated by the stockholder to be elected or re-elected as a director, if any; and (e) with respect to any such nominee, the nominee’s name, business address and telephone number, residence address and telephone number, the number of shares of Common Stock of the Company, if any, directly or beneficially owned by the nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, under Regulation 14A of the Securities Exchange Act of 1934, as amended, or successor regulation, and a letter signed by the nominee stating the nominee’s acceptance of the nomination, the nominee’s intention to serve as a director if elected and consenting to being named as a nominee for director in any proxy statement relating to such election.

The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at 17800 North 85th Street, Scottsdale, Arizona 85255, phone number (800) 978-2737, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

A copy of the Company’s 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is available to stockholders without charge upon request to: Investor Relations, TASER International, Inc., 17800 North 85th Street, Scottsdale, Arizona 85255.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2011

The proxy materials for the Company’s annual meeting of stockholders, including the 2010 annual report and this proxy statement, are available over the Internet by accessing the Investor Relations page of the Company’s Internet website at www.taser.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

By Order of the Board of Directors,

/s/  DOUGLAS E. KLINT

Douglas E. Klint
Corporate Secretary
April 15, 2011

TASER INTERNATIONAL, INC.
ATTN: ACCOUNTS PAYABLE
17800 N. 85TH STREET
SCOTTSDALE, AZ 85255
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by TASER International in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐

1.	Election of Directors
Nominees

01	Patrick W. Smith	02 Mark W. Kroll		03 Judy Martz

The Board of Directors recommends you vote FOR approval of the following:			For	Against	Abstain
2.	Advisory vote on the compensation of our named executive officers. (“say on pay”)		☐	☐	☐

The Board of Directors recommends you vote in favor of holding future advisory votes on compensation every 3 YEARS		1 year	2 years	3 years	Abstain
3	Advisory vote on frequency of future “say on pay” advisory votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
4	To ratify appointment of Grant Thornton LLP as the Company’s independent registered public accountant for fiscal year 2011.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of TASER International, Inc., which will be held at 17800 North 85th Street, Scottsdale, Arizona 85255 beginning at 10:00 a.m. (Local Time) on Thursday, May 26, 2011. Whether or not you plan to attend this meeting, please sign, date, and return your proxy form on the reverse side as soon as possible so that these shares can be voted at the meeting in accordance with the instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that this stock be represented.
Douglas E. Klint, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

TASER INTERNATIONAL, INC
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2011
Solicited on Behalf of the Board of Directors of the Company
The undersigned hereby appoints Patrick W. Smith and Douglas E. Klint as proxies, each with full power of substitution, to vote all of the shares of Common Stock that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of
TASER International, Inc. to be held on Thursday May 26, 2011 beginning at 10:00 a.m. (Local Time) and at any adjournments or postponements thereof on the matters set forth on the reverse side.
(Please sign on reverse side)